As filed with the Securities and Exchange Commission on November 19, 1998

                                                              File No. 333-59213


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933




                                      Worldwide Entertainment & Sports Corp.
                              (Exact name of Registrant as specified in its charter)

Delaware                                                                                                 22-3393152
(State or other jurisdiction of                                                                    (I.R.S. Employer
incorporation or organization)                                                               Identification Number)
                                               29 Northfield Avenue
                                           West Orange, New Jersey 07052
                                                  (973) 325-3244
                     (Address, including  zip code,  and  telephone  number,
                     including   area   code,   of    Registrant's principal executive offices)

                                              Marc Roberts, President
                                      Worldwide Entertainment & Sports Corp.
                                           West Orange, New Jersey 07052
                                                  (973) 325-3244
                             (Name, address, including zip code, and telephone number,
                                    including area code, of agent for service)

                                                    Copies to:

                                               Craig S. Libson, Esq.
                                            Parker Duryee Rosoff & Haft
                                                 529 Fifth Avenue
                                             New York, New York 10017
                                                  (212) 599-0500

         Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE



Title of Each Class                              Proposed Maximum            Proposed Maximum
of Securities to be        Amount to be           Offering Price                 Aggregate         Amount  of
     Registered              Registered              Per Share(1)          Offering Price(1)    Registration Fee

Common Stock,
$0.01 par value            2,528,250                 $1.50                     $3,792,375             $1,119(2)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of the Common Stock on The Nasdaq SmallCap Market on October 15, 1998.
(2)      Of such amount, $919 was previously paid.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                      Subject to Completion November 19, 1998


                                      WORLDWIDE ENTERTAINMENT & SPORTS CORP.
                                                2,528,250 Shares of
                                                   Common Stock

         The 2,528,250 shares of common stock, par value $.01 per share (the "Common Stock"), to which this Prospectus relates (the "Shares") are being offered, from time to time, on behalf of and for the account of a certain stockholders (the "Selling Stockholders") of Worldwide Entertainment & Sports Corp. (the "Company") as identified herein under "Selling Stockholders." The Shares are comprised of 995,000 shares underlying warrants which were issued in 1996 to the Selling Stockholders in a private placement and 1,533,250 shares underlying options and warrants to purchase common stock granted by the Company to the Selling Stockholders as consideration for services rendered to the Company and as incentive compensation. The distribution of the Shares by the Selling Stockholders, or by pledgees, donees, distributees, transferees or other successors in interest, may be affected from time to time by underwriters who may be selected by the Selling Stockholders and/or broker-dealers, in one or more transactions (which may involve crosses and block transactions) on The Nasdaq SmallCap Market or other over-the-counter markets or, in special offerings, or secondary distributions pursuant to and in accordance with rules of such over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging or option transactions with broker-dealers and may sell Shares short and deliver the Shares to close out such short positions. The Company has agreed to indemnify the Selling Stockholders, underwriters who may be selected by the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholders" and "Plan of Distribution."



  These securities involve a high degree of risk. See page 8 for "Risk Factors."




         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Company has agreed to pay all expenses of registration in connection with this offering but will not receive any of the proceeds from the sale of the Shares being offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company.

         The Common Stock being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

         The Common Stock is listed for trading on The Nasdaq SmallCap Market. On October 19, 1998, the closing bid price of the Common Stock as reported by The Nasdaq SmallCap Market was $1.75 per share.

                       The  date of this  Prospectus  is  November 19, 1998.


         [The following language is located on the left margin of the first page of preliminary prospectus]

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                                 TABLE OF CONTENTS


AVAILABLE INFORMATION..................................4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........4

THE COMPANY............................................5

RISK FACTORS...........................................9

USE OF PROCEEDS.......................................11

SELLING STOCKHOLDERS..................................12

PLAN OF DISTRIBUTION..................................15

LEGAL MATTERS.........................................16

EXPERTS  .............................................16

SIGNATURES............................................20

         No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.


                                               AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth
Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or from the Commission's web site at http://www.sec.gov. The Common Stock is traded on The Nasdaq SmallCap Market and reports and other information concerning the Company may be inspected and copied at The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, DC 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.


                                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-21585) under the Exchange Act:

         (a) The Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1997;

         (b) The Company's Current Report on Form 8-K filed by the Company on January 15, 1998; and

         (c) The Company's Registration Statement on Form 8-A filed by the Company on October 18, 1996 for a description of the Common Stock.


         (d) The Company's Quarterly Reports on Form 10-QSB for its quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998.

         All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owners, to whom a copy of this Prospectus is delivered, upon the written and oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests for such copies should be directed to Marc Roberts, President, Worldwide Entertainment & Sports Corp., West Orange, New Jersey 07052; telephone number (973) 325-3244.


                                                    THE COMPANY

         The Company was organized in August 1995 for the purposes of succeeding to the boxing management operations conducted by various entities controlled by Marc Roberts and to engage in management of, and to provide agency services to, athletes in other sports and entertainers. In November 1995, the Company entered into a management agreement with heavyweight prospect Shannon Briggs, and acquired all of the assets and assumed all of the liabilities of Shannon Briggs I, L.P., an entity controlled by Marc Roberts which had previously managed Mr. Briggs. In 1995, the Company acquired Marc Roberts Boxing, Inc., Merciless Management, Inc. and The Natural Management, Inc., entities owned by Marc Roberts through which he managed Tracy Patterson, Ray Mercer and Charles Murray, respectively. Such corporations, together with Marc Roberts Inc. and SB Champion Management Inc., corporations also owned by Mr. Roberts, were subsequently merged into the Company, and the Company entered into new management agreements with these boxers. The business of managing the boxers is conducted through the Boxing Division of the Company.


         In January  1996,  the Company  established  its Team  Sports  Division through the formation of Worldwide Team Sports, Inc. ("WWTS"), initially concentrating in the business of representing professional football players, and employed a registered NFL contract advisor in connection therewith. In August 1996, for the purpose of providing agency, marketing and management services to professional basketball players, the Company formed Worldwide Basketball Management, Inc. ("WWBM". In March 1997, the Company established Worldwide Football Management, Inc. ("WWFM"), as a separate subsidiary to continue to provide agency, marketing and management services to professional football players and hired an additional registered contract advisor to serve as its president. The Company intends to establish additional divisions within its Team Sports Division or create separate wholly-owned subsidiaries, which will function as division of the Company, for each additional team sport into which the Company expands its operations. The Company established two additional divisions of WWTS -- the Worldwide Memorabilia Division ("WWMM"), in March 1998 for the purpose of the procuring, developing and consuming commercial transactions involving sports and entertainment memorabilia, and the Worldwide Marketing Division ("WWMD"), in 1997, for the purpose of developing commercial and marketing opportunities for athletes and entertainers, including the Company's clients. From its Memorabilia Division, the Company generates revenues from sales of a catalog of professional football, baseball, basketball and hockey memorabilia owned by the Company.

         The Company's boxing division is under the direct supervision of Marc Roberts, the Company's President. Mr. Roberts has over 19 years experience in the management of professional boxers. The Company's boxers have engaged in over 90 professional bouts while under Mr. Roberts' management (including time periods prior to the formation of WWES). In addition to the management of the boxers identified below, the Company continually seeks to selectively identify promising young boxers to solicit management opportunities.

         The Company currently manages the following four professional boxers pursuant to exclusive management contracts:

     Raymond "Merciless Ray" Mercer was the 1988 Olympic heavyweight gold medalist and has been boxing professionally since February 1989. Mr. Mercer was formerly the WBO Heavyweight World Champion and the IBF Intercontinental Champion. Mr. Mercer lost to Lennox Lewis in May 1996, and won in October 1996 against Tim Whitherspoon. Mr. Mercer did not engage in any bouts in 1997 as a result of a neck injury and subsequent recovery from corrective surgery. Mr. Mercer has resumed his boxing schedule in 1998.

     Shannon Briggs has been boxing professionally since July 1992. Mr. Briggs fought three times during 1996. He was victorious against Tim Ray and Eric French, and lost to Darroll Wilson. Mr. Briggs fought four times in 1997, winning all four matches. Mr. Briggs won by knockout against Eric French and Melton Bowen in February and April, respectively. In June, Mr. Briggs won with a TKO over Jorge Valdes. In November of 1997, Mr. Briggs won a 12 round majority decision against George Foreman. In March 1998, Mr. Briggs lost a title bout with Lennox Lewis, the WBC Heavyweight Champion. In April 1998, Mr. Briggs renewed his management agreement for a five year term.

         Danell Nicholson was a heavyweight on the 1992 U.S.A. Olympic team. Mr. Nicholson lost a decision to the gold medalist Felix Savogne at the 1992 Olympics. After the 1992 Olympics Mr. Nicholson turned professional and has since amassed a record of 29 wins, with 23 by knockout, and 3 losses. Mr. Nicholson has won 6 consecutive bouts, the most recent victory a first round KO in Madison Square Garden in September 1998, coming under the Company's management. The Company's management agreement with Mr. Nicholson, signed in December 1997, expires in December 1999, at which time the Company has the exclusive irrevocable option, but not the obligation, to extend the term of the management agreement for an additional 24 month period.

     Charles "The Natural" Murray has been boxing professionally since March 1989. Mr. Murray formerly held the North American Boxing Federation (a lesser sanctioning body) Junior Welterweight Championship and until 1997, was ranked in the top ten by each of the WBC, IBF and WBA. Mr. Murray previously held the IBF Junior Welterweight World Championship. Mr. Murray won his most recent bout on October 1, 1998.


         Each of these boxers has entered into a management agreement with the Company pursuant to which the Company will supervise and direct the boxer's training activities, negotiate business opportunities on behalf of the boxer and oversee all marketing and promotional activities regarding the boxer. The Company negotiates with promoters on behalf of its boxers to determine which bouts each boxer will engage in and the terms of the purses to be paid for such bouts. In exchange for providing such services, the Company retains a percentage of the purses from all professional boxing contests and exhibitions and all fees, honoraria or other compensation payable to the boxer for product endorsements, speaking engagements, personal appearances or other commercial performances. An amount equal to up to 10% each of the purses as well as all fees, honoraria or other compensation payable to the boxer is generally paid by the boxer to his trainer. The balance of the purse is retained by the boxer.


         Unless otherwise stated, the initial term of each of the management contracts is for five years expiring in 2001 or late 2000. Although the Company's management contracts are not subject to cancellation by the boxers, there can be no assurance that such individuals will honor their contractual obligations.


     In April 1997, the Company entered into a promotional contract with Alex Trujillo. Mr Trujillo turned professional in 1996. Mr. Trujillo is a lightweight, with a record of 12-0, who competed in 8 bouts in 1997. Mr. Trujillo's promotional contract expires in 2001.


         The Company has recently entered into an agreement with Jesse Ferguson and his manager, pursuant to which the Company has the right to receive a fixed percentage of the gross purse of any bout in which Mr. Ferguson engages. The underlying contract between Mr. Ferguson and his manager expires in October 2000, with the manager having the ability to renew the contract, at his sole discretion, for two successive 12 month periods.

         In July 1998, the Company entered into a Management Agreement to act as a Co-Manager for young heavyweight Grant Cudjoe. Pursuant to such agreement, the Company is entitled to receive 16 2/3% of all purse income generated by Mr. Cudjoe's professional fights through 2003. Mr. Cudjoe won his first professional fight in September 1998.

         In January 1996, the Company established its involvement in the representation of professional football players through WWTS and employed a registered NFL contract advisor in connection therewith. In March 1997 the Company hired a second registered contract advisor and established WWFM as a separate, wholly-owned subsidiary for the purpose of continuing to provide player agent services to professional football players, including, but not limited to, contract negotiation, professional and personal advisory services, and the identification and exploitation of endorsement and marketing opportunities. WWFM intends to seek to identify and establish relationships primarily with those athletes whose athletic abilities and personal attributes make them, in the opinion of WWFM's management, most likely to realize the maximum financial benefit from their athletic careers under WWFM's direction. During the 1997-1998 NFL Season, the Company represented 20 NFL players, including, among others, Antonio Freeman, Antonio London, O.J. McDuffie and Rickey Dudley. The Company expects that its Agents will sign to player representation contracts several players projected to be National Football League draft picks.


         The Company intends to further develop its football player agency business through additions to WWFM's existing professional football player clientele and through the hiring of additional Agents with existing football agency businesses. The Company's success in the football agency arena will depend on its ability to acquire existing sports agency practices, attract and retain the services of football industry professionals, and in turn, on the ability of those professionals to undertake the representation of successful professional athletes and to maintain such relationships for a substantial period of time. The NFL Collective Bargaining Agreement prohibits an organization from serving as a player's Agent, and therefore the Company's football agency business growth will be dependent upon its ability to retain and maintain the services, as employees or consultants, of Agents who are willing to assign the commissions generated thereby to the Company in exchange for a salary, stock and other compensation.

         In August 1996, the Company formed WWBM for the purpose of providing player agent services to professional basketball players, including, but not limited to, contract negotiation, professional and personal advisory services, and the identification and exploitation of endorsement and marketing opportunities. WWBM intends to seek to identify and establish relationships primarily with those athletes whose athletic abilities and personal attributes make them, in the opinion of WWBM's management, most likely to realize the maximum financial benefit from their athletic careers under WWBM's direction. The Company currently exclusively represents four National Basketball Association ("NBA") players.

         NBA player agents are certified by the National Basketball Players Association ("NBPA") and are regulated by the terms of the Regulations Governing Player Agents. By regulation, a player agent must be an individual and not a corporation or other entity. Although the maximum fees which an Agent can charge or collect is 4% of a player's compensation from the team. An Agent may also receive a greater percentage, often 15% to 20%, of a player's compensation from endorsements and other sources of income.


         In August 1998, the Company and its NBA agents severed their relationship. None of the current employees of the Company are NBA registered agents. Two of the Company's employees, each registered NFL agents, are seeking registration with the NBA as agents, however, there can be no assurance they will obtain such registration or be successful in attracting professional basketball players as clients. The WWTS Marketing Division caters to the development of commercial and marketing opportunities for athletes and entertainers, including the Company's clients. The Marketing Division seeks to generate opportunities for non-sport exploitation of all of the Company's clients' names and personalities by focusing on the lucrative merchandising, endorsement, public appearance and licensing opportunities available to today's better known athletes. For these efforts, the Company receives a percentage of any revenues generated by these opportunities as a commission, customarily ranging from 10% and 20%. The Marketing Division also endeavors to arrange marketing opportunities and public appearances for the athletes of other agencies, in which event the Company customarily shares up to 50% of the commission generated. The Marketing Division exclusively represents the Company's athletes, the NASCAR racing teams of LAR Motorsports and Brewco Motorsport, and Kevin and Brian Delaney, professional snowboarders.


         In March 1998, for the purpose of promoting and marketing sports and entertainment memorabilia the Company established the Worldwide Memorabilia Division of WWTS. The Company has exclusive rights to market a sports memorabilia catalogs. In addition, the Company is seeking to accumulate a catalog of professional football, baseball, basketball and hockey memorabilia. The catalog includes autographed athletic attire, sport trading cards and sports paraphernalia used by prominent athletes. The Company will seek to sell these catalog items and other acquired memorabilia through various mediums including, trade shows, mail order and retail sales. To date, revenues from operations have been limited.

                                                   RISK FACTORS

         Operating Losses


         The Company has continued to incur losses since inception and is likely to continue to incur losses until such time, if ever, as one or more of the Company's boxers receives bout purses large enough at least to offset the Company's operating costs or the Company generates significantly increased revenues from its agency, marketing or memorabilia businesses. The Company's net losses for the year ending December 31, 1997 was $3,184,957; an increase from losses of $2,150,198 in 1996. As of December 31, 1997, the Company had an accumulated deficit of approximately $6.2 million. For the six months ended June 30, 1998, the Company incurred an operating loss of approximately $1.6 million. There can be no assurance that the Company's future operations will be profitable. The likelihood of the success of the Company must be considered in light of the difficulties and risks inherent in the creation and development of businesses which are dependent upon the athletic and artistic performance of individuals and upon the level of popularity attained by such individuals with the general public. There can be no assurance that the Company's boxers' earnings will increase significantly, that the Company will attract a sufficient number of additional professional athletes, or that the Company will be able to commercially exploit those currently under contract, such that the Company will ever achieve profitable operations.


         Need for Additional Clients; Amount of Experience and Personnel


         The success of the Company will depend on the ability of the Company to attract and develop promising new boxing talent and to expand its agency, marketing and memorabilia operations so as to represent both a substantially greater number of athletes and a larger percentage of athletes with significantly greater earning and marketing potential. The Company's boxing business relies primarily on 7 fighters. The athletic careers of professional fighters tend to be short and the Company must continuously look to augment its stable of fighters to increase revenues from boxing. The management of WWTS, on the whole, has less experience in operating a sports marketing company than many of its competitors, and the success of the business will depend in large part on its ability to establish WWTS as an effective sports marketing company. If such development fails to generate sufficient revenue, the Company may have to seek additional employees with more substantial experience. In addition, the Company anticipates that in order to attract an adequate number and caliber of professional athletes, the Company will need to enter into employment or consulting agreements with additional registered agents who have existing representation agreements with professional athletes and who have experience negotiating such agreements. WWMM has had limited operations to date and its success will be dependent upon its ability to acquire and sell inventory and maintain profitable margins on the sale of its memorabilia. There can be no assurance that the Company will be able to attract the quantity or caliber of agents and/or professional athletes necessary to achieve and sustain profitable operations. In addition, there can be no assurance that professional athletes who are currently, or who may in the future be, under management or
representation   contracts  with  the  Company,   will  continue  to  engage  in
professional sports through the term of their contracts or will renew such contracts upon their expiration. The Company will need to incur significant promotional, marketing, travel and entertainment expenses in the recruitment of professional team sports athletes without any guarantee that the targeted athletes will enter into representation agreements with the Company.


         Dependence Upon Athletes

         Because a high percentage of the Company's a revenues are derived from a specified percentage of the income generated by the Company's clients and events, both the amount of the Company's revenues and the likelihood that the Company will continue to receive revenues is dependent upon the professional success of athletes, and the continued popularity of professional sports. The income levels of the Company's potential clients, both boxers and team sport athletes, and therefore the revenues of the Company, can be subject to wide fluctuations, in most cases due to circumstances beyond the control of the Company.

         Dependence Upon Chief Executive Officer and Others

         The Company is highly dependent on Marc Roberts, the Company's President and Chief Executive Officer. Mr. Roberts is the only executive officer of the Company who has had prior experience in managing professional boxers. Due to the personal nature of boxer-management relationships, there is a limit on the number of boxers who can be effectively managed by Mr. Roberts. The number of boxers which Mr. Roberts can effectively manage may vary, depending upon the stage of the boxers' careers, their level of bout frequency and their success. Although the Company has entered into a five-year employment agreement with Mr. Roberts, and has obtained a $2,000,000 key person life insurance policy on Mr.
Roberts' life, the loss of the services of Mr. Roberts would likely have a material adverse effect on the Company's business. Because a corporation cannot be a signatory as a player's representative in either NFL or NBA player representation agreements, the Company is expected to be dependent upon retaining its relationships with the registered agents employed by the Company to sustain the Company's relationships with the team sports athletes. The Employment Agreements between the Company and each of Eric Rudolph, Mike Goodson and Joel Segal provide for a sharing of agency fees generated by them in the event of a termination of their employment.

      Competition

      The Company's various businesses each face significant competition in obtaining and maintaining management relationships with athletes. While the sports agency market is comprised of numerous registered agents and business managers, the industry is dominated by a small number of agencies which manage the more successful and marketable athletes. A great many of these agencies have significantly greater financial and personnel resources and recognition in the industry than the Company. There can be no assurance that the Company will be able to compete effectively in these markets. In addition, the Company's clients face intense competition in achieving success and recognition in their respective sports. There can be no assurance that any of the Company's clients will achieve or sustain success or realize the financial rewards thereof.

      Volatility of Market Price of Common Stock

      The average daily trading volume of the Common Stock has generally been low, which the Company believes has had a significant effect on the historical market price of the Common Stock ranging from $1 to $7. As a result, such market price has been highly volatile and may not be indicative of the market price in a more liquid market. The market price of the Common Stock could be subject to significant fluctuations in response to a number of factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company and general economic and other conditions, which may or may not relate to the Company's performance. See "Securities Market Factors."

      Control by Officers and Directors


      The Company's executive officers and directors beneficially own approximately 43% of the outstanding Common Stock of the Company. Consequently, the Company's executive officers and directors will have substantial influence on the outcome of any matters submitted to the Company's stockholders for approval, including the election of directors.


      Dividend Policy

      The Company has not paid dividends on the Common Stock since its inception. The Company intends to reinvest any earnings in its business to finance future growth. Accordingly, the Board of Directors does not anticipate declaring any cash dividends in the foreseeable future.

      Effect of Outstanding Exercisable Securities.

      As of September 30, 1998, the Company had currently exercisable outstanding options to purchase an aggregate of 2,273,500 shares of Common Stock at exercise prices from $1.50 to $2.875 per share and warrants to purchase up to an aggregate of 995,000 shares of Common Stock at $7.20 per share and a warrant to purchase 31,000 shares of

Common Stock at $2.25 per share. This includes options and warrants granted to various directors, officers, employees and consultants. The shares of Common Stock which are offered hereby represent the shares which may be acquired upon exercise of such securities with the exception of options offered pursuant to the Company's 1996 Stock Option Plan.

      Pursuant to the respective terms of the Company's outstanding derivative securities, the holders thereof may be able to purchase shares of Common Stock at prices substantially below the then-current market price of the Company's Common Stock with a resultant dilution in the interests of the existing stockholders. In addition, the exercise of outstanding derivative securities and the subsequent public sales of Common Stock by holders of such securities pursuant to this Prospectus or another registration statement effected at their demand, under Rule 144 or otherwise, could have an adverse effect upon the market for and price of the Company's securities.

      Securities Market Factors

      In recent years, the securities markets have experienced a high level of volume volatility and market prices for many companies, particularly small and emerging growth companies, have been subject to wide fluctuations in response to quarterly variations in operating results. The securities of many of these companies have experienced wide price fluctuations, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. Factors such as announcements by the Company or its competitors concerning innovations, new clients or procedures, government regulations and developments or disputes relating to proprietary rights may have a significant impact on the market for the Company's securities. General market price declines or market volatility in the future could adversely affect the future price of the Company's securities.

      No Assurance of Continued Nasdaq Quotation


      The Board of Governors of the National Association of Securities Dealers, Inc., has established certain standards for the continued quotation of a security on Nasdaq. These maintenance standards would require the Company inter alia to have either: (i) $2,000,000 net tangible assets or (ii) market capitalization of $35,000,000 or $500,000 of net revenue in latest fiscal year or two of its last three fiscal years. The Company would also have to have a public float of at least 500,000 shares. As of December 31, 1997, the Company's net tangible assets, as calculated for such criteria was $2,500,025. Unless the Company generates sufficient income from operations, it will be dependent upon the proceeds of additional public or private offerings to meet such standards. In addition, Nasdaq may delist the Common Stock of the Company if it finds doing so to be in the public's interest or if the minimum bid price for the listed securities falls below $1.00 per shares for 10 consecutive days.


      There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq quotation. If the Company's Common Stock were to be excluded from Nasdaq, it would adversely affect the price of such securities and the ability of holder to sell them, and the Company would be required to comply with the initial listing requirements of Nasdaq to be relisted on Nasdaq.


                                                  USE OF PROCEEDS

     The Shares of Common Stock being offered hereby are for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders."

                                               SELLING STOCKHOLDERS

      The following table sets forth certain information with respect to Selling Stockholders. The number of Shares that may actually be sold by the Selling Stockholders will be determined by the Selling Stockholders, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. The table below sets forth information as of September 30, 1998, concerning the beneficial ownership of Common Stock of the Selling Stockholders. All information concerning beneficial ownership has been furnished by the Selling Stockholders.


                                    Shares of Common          Shares of Common             Shares of Common
                                      Stock Owned                 Stock Offered              Stock Owned
                                      Before Offering              In the Offering         After Offering
Name of Stockholders                    Number                     Number               Number       Percent
                                         (1)(2)                                             (3)       (3)(4)

Frank Duchon                            12,500                    12,500(5)
Howard J. and Barbara Trinker           12,500                    12,500(5)
Gary Rein                               12,500                    12,500(5)
Vincent Fogliano                        12,500                    12,500(5)
Eugene D. Crittenden, Jr.               25,000                    25,000(5)
Marc Eisner and Billie Eisner           12,500                    12,500(5)
Andrew Constantine II                   12,500                    12,500(5)
Barret L. Silver                        12,500                    12,500(5)
Russell J. Weisman                      10,417                     6,250(5)               4,167
Douglas C. Wilkins                      12,500                    12,500(5)
Phil Lifschitz                          25,000                    25,000(5)
Steven Dapuzzo                          12,500                    12,500(5)
Robert Schultz                           6,250                     6,250(5)
David Shapiro                           12,500                    12,500(5)
Gary Wood                               37,500                    12,500(5)              25,000
Lawrence Lewis                           6,250                     6,250(5)
David Meyrowitz                         12,500                    12,500(5)
Harry Danz                              12,500                    12,500(5)
Bruce Sussman                           12,500                    12,500(5)
William Marcus                          25,000                    12,500(5)
Ann and Linda Silver                    12,500                    12,500(5)
Robert Rosenberg                         6,250                     6,250(5)
Stuart Goldman                          12,500                    12,500(5)
Manhattan Group                         25,000                    25,000(5)
Andrew Holder                           29,166                    12,500(5)              16,666
Bernard Weiss                            6,250                     6,250(5)
Dr. Joseph Ferrante III                  6,250                     6,250(5)
Michael Lamoretti                        6,250                     6,250(5)
Paul Profeta                            25,000                    25,000(5)
Thomas and Easter Parks                 62,500                    12,500(5)              50,000
Eugene Silverman                        18,750                    18,750(5)
Peggy Garjian and Kenneth
         Santiamo                       37,500                    37,500(5)
Barbara Zimmer                          12,500                    12,500(5)
Bonnie Grossman                         12,500                    12,500(5)
Irving and Annie Freedberg              18,500                    12,500(5)               6,000
Michael Cantor                          50,000                    50,000(5)


                                                        12




The Momentum Enterprises Inc.
         Money Purchase Trust           25,000                    25,000(5)
Gary Nassau and Martin Katz             12,500                    12,500(5)
Bruce Lipnick                            6,250                     6,250(5)
Isaac Dweck                             50,000                    50,000(5)
Bruce Fischer                           25,000                    25,000(5)
Jeffrey Fischer                         25,000                    25,000(5)
Peter Roselle                           36,111                    25,000(5)             11,111
Howard Kessler                          36,666                     7,500(5)             29,166
Renaissance Associates                  12,500                    12,500(5)
Nelson Garjian                          12,500                    12,500(5)
Danielle and Nicole Mongelli            12,500                    12,500(5)
Richard Garjian                         25,000                    25,000(5)
Vasant Chmeda                           25,000                    25,000(5)
John Casey                               6,250                     6,250(5)
John Dichiara                           25,000                    25,000(5)
Michael Friedlander                     12,500                    12,500(5)
Ira Stern                               12,500                    12,500(5)
Richard Buchaniec                       12,500                    12,500(5)
Morris Wolfson Family
         Limited Partnership            50,000                    50,000(5)
Kayasan S.A.                            25,000                    25,000(5)
Robert J. Miller(13)                     3,000                     3,000(6)
Marc Powers(13)                          3,000                     1,500(6)              1,500
Daniel J. Zanini                         1,900                        750(6)             1,150
Michael D. DiGiovanna(13)                 3,000                     1,500(6)             1,500
Arthur H. Brown(13)                       3,000                     1,500(6)             1,500
Aaron Schmulewitz(13)                     2,500                     2,500(6)
William M. Bagliebter(13)                 5,000                     3,750(6)             1,250
William R. Griffith(13)                   9,000                     4,750(6)             4,250
Parker Duryee Rosoff & Haft              65,000                    65,000(7)
Jeff Langendorf                          15,000                    15,000(8)
Michael Schiff                           50,000                    50,000(8)
Peter Zeiring                             2,500                     2,500(8)
Gary Scharf                              17,500                    17,500(8)
Arthur Nudleman                           2,500                     2,500(8)
Johnny Newman                            25,000                    25,000(8)
Shannon Briggs                           83,334                    50,000(8)             33,334
Gary Hollander                          122,334                    50,000(8)             72,334             1.0
Ryan Schinman(12)                       175,000                   100,000                75,000             1.1
Roy Roberts(12)                         183,334                    60,000(8)            123,334             1.7
Herbert Kozlov(10)                      464,000                    75,000(8)            389,000             5.4
Dan Drykerman(11)                       175,000                    75,000(8)            100,000             1.4
Harvey Silverman(11)                    212,334                    75,000(8)            137,334             1.8
Allan Cohen(11)                         176,667                    75,000(8)             76,667             1.1
Allan Weingarten(12)                     50,000                    20,000(8)             30,000
Craig Libson(13)                         72,000                    50,000(8)             22,000
Winthrop Advisory Services Corp.         31,000                    31,000(8)
Joel Segal(12)                          200,000                   200,000(8)
John D'Angelo(12)                       200,000                   200,000(8)
Gary Azarian                              2,000                     2,000(8)
Sharon Valez                             10,000                    10,000(8)
Todd Goldenberg                           7,500                     7,500


                                       13




Gary Wood                                10,000                    10,000(8)
Steven Taub                               5,000                     5,000(8)
Todd Mury                                50,000                    50,000(8)
Sam Hampton(12)                           4,000                     1,000(8)              3,000
Michael Buffer                            2,000                     2,000(8)
Keith Booker(12)                          150,000                 150,000(8)
Peter Seligman                            1,000                     1,000(8)
Scott Moranda                             1,000                     1,000(8)
Erica June(12)                            5,667                     1,000(8)               4,667
Victor Baker                             25,000                    25,000(8)
Lenny Katz                                5,000                     5,000(8)

     (1) Figures in the column include all shares which may be acquired upon the exercise of options and warrants.
     (2) Such figures represent holdings known to the Company based solely on a review of record ownership as provided by American Stock Transfer & Trust Company, the Company's transfer agent.
     (3) The figure stated in this column will assume the sale of all of the Shares offered by the Selling Stockholders.
     (4) Unless indicated the percentage owned by the Selling Stockholder after the offering is less than one percent of the outstanding Common Stock.
     (5) Represents shares which may be issued upon the exercise of warrants issued prior to the Company's initial public offering, which are exercisable at $7.20.
     (6) Represents shares which may be issued upon the exercise of warrants which are exercisable at $6.00.
     (7) Parker Duryee Rosoff & Haft is general counsel to the Company.
     (8) Represents shares or warrants which may be issued upon exercise of such securities granted by the Company.
     (9) Selling Stockholder is the Chief Financial Officer and a Director of the Company.
     (10) Selling Stockholder is the Secretary, and a Director of the Company and a member of the law firm which is general counsel to the Company.
     (11) Selling Stockholder is a Director of the Company.
     (12) Selling Stockholder is an employee or consultant to the Company.
     (13) Selling Stockholder is a member of the law firm which is general counsel to the Company.

         The Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Shares since the date on which they provided the information regarding their Common Stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the above listed Selling Stockholders may be set forth from time to time in prospectus supplements to this Prospectus. See "Plan of Distribution."

                                               PLAN OF DISTRIBUTION

         Sales of the Shares may be made from time to time by the Selling Stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on The Nasdaq SmallCap Market, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell Shares short and deliver the Shares to close out such short positions. The Selling Stockholders may also enter into other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         Information as to whether underwriters who may be selected by the Selling Stockholders, or any other broker-dealer, are acting as a principal or an agent for the Selling Stockholders, the compensation to be received by underwriters who may be selected by the Selling Stockholders, or any broker-dealer, acting as principal or agent for the Selling Stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

         The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. In general, Regulation M precludes the Selling Shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

         It is anticipated that the Selling Stockholders will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.


                                                   LEGAL MATTERS


         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft, New York, New York 10017. Herbert F. Kozlov, a member of Parker Duryee Rosoff &
Haft, is a Director and Secretary of the Company and Selling Stockholder. In addition, eight of the Selling Stockholders are members of Parker Duryee Rosoff & Haft.



                                                      EXPERTS


         The consolidated financial statements of Worldwide Entertainment & Sports Corp. and subsidiaries included in the Company's annual report on Form 10-KSB for the year ended December 31, 1997 incorporated herein by reference have been audited by Friedman Alpren & Green LLP and for the year ended December 31, 1996 have been audited by Rosenberg Rich Baker Berman & Company, independent auditors, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the report of said firms given upon their authority as experts in accounting and auditing.

                                                      PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the Common Stock being offered hereby:



         SEC Registration Fee....................$ 1,119

         Legal fees and expenses..................10,000*
                                                 _______
                                                 $11,119

         * Denotes estimated


Item 15.  Indemnification of Directors and Officers.

         The following states the general effect of all statutes, charter provisions, by-laws, contracts or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such:

         Article SIXTH of the Certificate of Incorporation of the Company provides, in pertinent part:

         (5) The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         (6) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         (7) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and provided, however, that, except as provided in paragraph (7) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article SIXTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SIXTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         (8) If a claim under paragraph (6) of the Article SIXTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         (9) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SIXTH shall not be exclusive or any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law; agreement, vote of stockholders or disinterested directors or otherwise.

             (10) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

The Company's amended and restated By-Laws provides, in pertinent part:

         ARTICLE IV. INDEMNIFICATION. Each director or officer who the Corporation is empowered to indemnity pursuant to the General Corporation Law (or any applicable law at the time in effect) shall be indemnified by the Corporation to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other such rights to which those directors and officers seeking indemnification from the Corporation may be entitled, including, but not limited to, any rights of indemnification to which they may be entitled pursuant to any agreement, insurance policy, other by-law or charter provision, vote of shareholders or directors, or otherwise. No repeal of amendment of this Article IV shall adversely affect any rights of any person pursuant to this Article IV which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

Item 16.  Exhibits and Financial Statement Schedules.

              Exhibit
              Number                                     Description of Exhibit

                5.01       -- Opinion of Parker Duryee Rosoff & Haft
               23.01       -- Consent of Friedman Alpren & Green LLP
               23.02       -- Consent of Rosenberg Rich Baker Berman & Company
               23.03       -- Consent of Parker Duryee Rosoff & Haft
                              (included in Exhibit 5.01 hereof)
               24.01*      -- Power of attorney (included in the signature page
                              of Part II of this Registration Statement)

              * Denotes previously filed.


Item 17.  Undertakings.

         The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To include any additional or changed material information on the plan of distribution.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to Item 15 of Part II of the Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 19, 1998.


                        Worldwide Entertainment & Sports Corp.


                        By: /s/Marc Roberts
                               Marc Roberts, Chief Executive Officer






Signature                       Title                               Date

/s/Marc Roberts                 Chief Executive Officer,    November 19, 1998
--------------------
Mark Roberts                    President and Director

          *                     Chief Financial Officer     November 19, 1998
--------------------
Roy Roberts                     and Director

          *                     Director                    November 19, 1998
--------------------
Allan Cohen

          *                     Director and Secretary      November 19, 1998
--------------------
Herbert F. Kozlov

          *                     Director                    November 19, 1998
--------------------
Harvey Silverman

          *                     Director                    November 19, 1998
--------------------
Dan Drykerman











*Denotes Marc Roberts, Attorney-in-fact

                                                                  EXHIBIT 5.01




                                November 19, 1998



Worldwide Entertainment & Sports Corp.
29 Northfield Avenue
West Orange, New Jersey 07052

        Re:  Registration Statement on Form S-3 under the Securities Act of 1933

Ladies and Gentlemen:

         In our capacity as counsel to Worldwide Entertainment & Sports Corp., a Delaware corporation (the "Company"), we have been asked to render this opinion in connection with a Registration Statement on Form S-3, being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering an aggregate of 2,528,250 of Common Stock, $0.01 par value (the "Common Stock"), which have been included in the Registration Statement as Selling Stockholders.

         The Shares are comprised of 995,000 shares underlying warrant (the "Warrant Shares"), which were issued to the Selling Stockholders in a private placement and 1,533,250 shares underlying options and warrants (the "Option Shares") to purchase common stock granted in private issuances.

         In that connection, we have examined the Certificate of Incorporation and the By-Laws of the Company, both as amended to date, the Registration Statement, corporate proceedings of the Company relating to the issuance of the Common Stock and such other instruments and documents as we have deemed relevant under the circumstances.

         In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the company to date in connection with the issuance of the Issued Shares, Debenture Shares and the Warrant Shares.

         Based upon and subject to the foregoing, we are of the opinion that:

         (1) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

         (2) The Option Shares, when duly issued upon conversion of the options and warrants, and the Warrant Shares, when duly issued upon exercise of the warrants, will be duly and validly authorized and fully paid and non-assessable.

         We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                Very truly yours,


                               PARKER DURYEE ROSOFF & HAFT PC

                                                                  EXHIBIT 23.01





                                          CONSENT OF INDEPENDENT AUDITORS



          We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3 of our report dated February 19, 1998, included in the annual report on Form 10-KSB of the Worldwide Entertainment & Sports Corp. for the year ended December 31, 1997 and to the reference to our firm under the caption "Experts" in the prospectus.




                                       Friedman Alpren & Green LLP



New York, New York
November 19, 1998

                                                                   EXHIBIT 23.02





                                          CONSENT OF INDEPENDENT AUDITORS



          We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3 of our report dated February 18, 1997, included in the annual report on Form 10-KSB of the Worldwide Entertainment & Sports Corp. for the year ended December 31, 1996 and to the reference to our firm under the caption "Experts" in the prospectus.





                                Rosenberg Rich Baker Berman & Company



Maplewood, New Jersey
November 19, 1998